Exhibit 10.14(a)

CELANESE AMERICAS SUPPLEMENTAL RETIREMENT SAVINGS PLAN

AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2014

ARTICLE I
PURPOSE
Desiring to provide systematically for the payment of supplemental benefits to a select group of management or highly compensated employees within the meaning of ERISA, HNA Holdings, Inc. (formerly Hoechst Celanese Corporation), a predecessor to the Company, previously adopted this Plan. The Company has previously amended and restated the Plan, and the effective date of this most recent amendment and restatement of the Plan is January 1, 2014. Prior to January 1, 2014, this Plan was intended to be unfunded, non-qualified "Top Hat Plan" (within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1)). On and after January 1, 2014, the Plan is intended to (i) continue to be a Top Hat Plan with respect to the portion of the Plan that provides benefits to Participants pursuant to in Sections 3.1(a) and 4.1(a), and (ii) be an excess benefit plan (within the meaning of ERISA Sections 3(36) and 4(b)(5)) with respect to the portion of the Plan that provides benefits to Participants pursuant to Sections 3.1(b) and 4.1(b).
ARTICLE II
DEFINITIONS
Except where otherwise clearly indicated by context, the masculine shall include the feminine, the singular shall include the plural and vice-versa.
2.1    "Account" shall mean the separate entry maintained in the records of the Benefits Committee that represents each Participant's interest in the Plan.
2.2    "Account Balance" shall mean the amount of total benefits in the Participant's Account established for the purposes of this Plan.
2.3    "Base Salary" shall mean the Participant's base salary for a calendar year, including any base salary deferred by the Participant under any plan providing for the deferral of compensation that is maintained by the Company or any of its subsidiaries, whether such plan is qualified under Code Section 401(a) or nonqualified.
2.4    "Beneficiary" shall mean the person, if any, entitled to receive benefits under the Qualified Savings Plan after the Participant's death.
2.5    "Benefits Committee" shall mean the persons appointed by the Managers to supervise the administration of the Plan.
2.6    "Change in Control" shall mean the occurrence of a change in the ownership, a change in the effective control or a change in the ownership of a substantial portion of the assets of a corporation, as determined in accordance with this Section.
For an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in Subsection (b)(2), the applicable event must relate to the Company or the Participating Company employing the Participant, as identified by the Benefits Committee in accordance with Treas. Reg. § 1.409A-3(i)(5)(ii)(A)(2) or such other corporation identified by the Benefits Committee in accordance with Treas. Reg. § 1.409A-3(i)(5)(ii)(A)(3).

In determining whether an event is considered a change in the ownership, a change in the effective control or a change in the ownership of a substantial portion of the assets of a corporation, the following provisions shall apply:
(a)A "change in the ownership" of the applicable corporation shall occur on the date on which any one person or more than one person acting as a group acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation or to have effective control of such corporation within the meaning of Subsection (b) and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a change in the ownership of such corporation.
(b)A "change in the effective control" of the applicable corporation shall occur on either of the following dates:
(1)    The date on which any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such persons) ownership of stock of such corporation possessing 30% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of a corporation and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not he considered to cause a change in the effective control of such corporation.
(2)    The date on which a majority of the members of the applicable corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation's board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. § 1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.
(c)A "change in the ownership of a substantial portion of the assets" of the applicable corporation shall occur on the date on which any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisitions, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a change in the ownership of a substantial portion of the assets when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vii)(B).

2.7    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.8    "Company" shall mean Celanese Americas LLC and its successors.
2.9    "Company Contribution" shall mean the amount contributed by the Company on behalf of the Participant as described in Section 4.1.
2.10    "Employee" shall mean each individual employed by a Participating Company.
2.11    "Managers" shall mean the managers of the Company if the Company is manager managed; otherwise, it shall mean the members of the Company.
2.12    "Participant" shall mean each Employee of a Participating Company who meets the eligibility requirements set forth in Section 3.1.
2.13    "Participating Company" shall mean the Company and each other organization that is designated by the Benefits Committee to adopt the Plan by action of its board of directors or other governing body and that does adopt the Plan.
For the purpose of determining whether a Participant has experienced a Separation from Service, the term "Participating Company" shall mean:
(a)    The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred under this Plan arises; and
(b)    All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. To identify the group of entities described in the preceding sentence, the Benefits Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of Code Section 1563 for determining a controlled group of corporations under Code Section 414(b) and Treas. Reg. § 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
2.14    "Plan" shall mean the Celanese Americas Supplemental Retirement Savings Plan, as set forth herein and as amended from time to time.
2.15    "Plan Year" shall mean the calendar year (January 1 through December 31).
2.16    "Qualified Savings Plan" shall mean the Celanese Americas Retirement Savings Plan, as amended from time to time.
2.17    "Separation from Service" shall mean a termination of the services provided by a Participant to a Participating Company, whether voluntarily or involuntarily, other than by reason of death or disability, as determined by the Benefits Committee in accordance with Treas. Reg. § 1.409A-1(h). For a Participant who provides services to a Participating Company as an Employee, a

Separation from Service shall occur when such Participant has experienced a termination of employment with such Participating Company. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his Participating Company reasonably anticipate that either no further services shall be performed for the Participating Company after a certain date or that the level of bona fide services the Participant shall perform for the Participating Company after such date (whether as an Employee or as an independent contractor) shall permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Participating Company if the Participant has been providing services to the Participating Company less than 36 months). If a Participant is on military leave, sick leave or other bona fide leave of absence, the employment relationship between the Participant and the Participating Company shall be treated as continuing intact if the period of such leave does not exceed six months or, if longer, so long as the Participant retains a right to reemployment with the Participating Company under an applicable statute or by contract. If the period of a military leave, sick leave or other bona fide leave of absence exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first day immediately following the end of such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant shall return to perform services for the Participating Company.
Notwithstanding the foregoing provisions, if a Participant provides services for a Participating Company as both an Employee and as a director, to the extent permitted by Treas. Reg. § 1.409A-1(h)(5) the services provided by such Participant as a director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a director.
2.18    "Specified Employee" shall mean an Employee who is a specified employee within the meaning of Treas. Reg. § 1.409A-1(i).
2.18    "Valuation Date" shall mean every business day on which the New York Stock Exchange is open.
ARTICLE III
ELIGIBILITY
3.1    Eligible Participants.
(a)    Any Employee (i) who has been paid a full year Base Salary in excess of the Code Section 401(a)(17) limit for a Plan Year and/or whose Retirement Contribution under the Qualified Savings Plan would be greater for a Plan Year but for the limitation in Code Section 415 and (ii) who is a member of a select group of management or highly compensated employees, shall be eligible to participate in the Plan for the Plan Year in which such eligibility requirement is met.

(b)    Effective January 1, 2014, any Employee for whom the Retirement Contributions under the Qualified Savings Plan for a Plan Year would have been greater than the amount of Retirement Contributions actually made for such Plan Year because of the limitation in Section 415 of the Code, and who is not eligible to participate in the Plan pursuant to Section 4.1(a) shall be eligible to participate in the Plan for such Plan Year.
3.2    Eligibility for Company Contribution. To be eligible for a Company Contribution for a given Plan Year, a Participant must either be actively employed with a Participating Company on December 31 of that Plan Year or have terminated employment due to death during that Plan Year.
ARTICLE IV
SUPPLEMENTAL SAVINGS CONTRIBUTIONS AND EARNINGS
4.1    Amount of Contributions.
(a)    With respect to each Participant who is eligible to participate in the Plan for a Plan Year pursuant to Section 3.1(a), the amount of Company Contributions made on behalf of such Participant to his Account under this Plan for such Plan Year shall be equal to (i) the amount calculated by subtracting the limit on compensation set forth in Code Section 401(a)(17) from the Base Salary and multiplying the remainder by 6% plus (ii) an amount equal to (1) the Retirement Contribution that the Participant would have received under the Qualified Savings Plan for the Plan Year (A) by taking into account such Participant's Base Salary rather than such Participant's Compensation (as defined under the Qualified Savings Plan), and (B) but for the limitations imposed by Code Section 401(a)(17) and Code Section 415 minus (2) the Retirement Contribution that the Participant actually received under the Qualified Savings Plan for such Plan Year.
(b)    With respect to each Participant who is eligible to participate in the Plan for a Plan Year pursuant to Section 3.1(b), the amount of Company Contributions made on behalf of such Participant to his Account under this Plan for such Plan Year shall be the Retirement Contribution that the Participant would have received under the Qualified Savings Plan for the Plan Year but for the limitation imposed by Code Section 415 minus the Retirement Contribution that the Participant actually received under the Qualified Savings Plan for such Plan Year.
4.2    Amount of Earnings.
(a)    Each Participant's Account shall be adjusted (increased or decreased) by an earnings adjustment amount on each Valuation Date.
(b)    Prior to February 1, 2015, such adjustment shall be made based on a formula that incorporates the yield of an underlying portfolio of investment grade fixed income securities pursuant to the 1-3 Year Government/Credit Bond Index Fund in the Qualified Savings Plan. This interest crediting rate will be adjusted periodically for changes in the market value of the portfolio.
(c)    Effective February 1, 2015, the earnings adjustment amount on each Valuation Date shall be (1) the rate of return since the most recent Valuation Date for the investment options selected by the Participant from among those options made available for such purpose by the Company, in accordance with procedures (including procedures for changing investment elections) established by the Company from time to time, (2) multiplied by the Participant's Account Balance on the most recent Valuation Date. If a Participant does not have a valid investment election in place, the Participant shall be deemed to have elected the default investment(s) specified by the Company from time to time.
4.3    Notice. A Participant who is entitled to benefits from this Plan shall receive a notice describing the amount of the benefits payable to him, as determined under Section 4.1.
ARTICLE V
BENEFIT PAYMENTS
5.1    Pre-January 1, 2014 Account Balance. With respect to Company Contributions credited to a Participant's Account for Plan Years prior to the 2014 Plan Year, including any interest credited to such Company Contributions pursuant to Section 4.2 (whether on, before or after January 1, 2014) (the "Grandfathered Account Balance"), a lump sum distribution of such Grandfathered Account Balance shall be paid to the Participant on the first regular pay date of the seventh calendar month following the date of the Participant's Separation from Service (unless the Participant dies prior to such first regular pay date of the seventh calendar month, in which case the lump sum shall be paid to the Participant's Beneficiary on the first regular payroll date of the calendar month after the Participant's death). During that delayed payment period, the Participant's Account shall continue to be credited with interest pursuant to Section 4.2.
5.2    Post-December 31, 2013 Account Balance. With respect to Company Contributions credited to a Participant's Account for Plan Years after the 2013 Plan Year, including any interest credited to such Company Contributions pursuant to Section 4.2 (the "Non-Grandfathered Account Balance"), a lump sum distribution of such Non-Grandfathered Account Balance shall be paid to the Participant as set forth below:
(a)    If the Participant is a Specified Employee on the date of such Participant's Separation from Service, on the first regular pay date of the seventh calendar month following the date of the Participant's Separation from Service (unless the Participant dies prior to such first regular pay date of the seventh calendar month, in which case the lump sum shall be paid to the Participant's Beneficiary on the first regular payroll date of the calendar month after the Participant's death), or as soon as administratively practicable thereafter, but not later than the later of (i) the 15th day of the third month following such date or (ii) December 31 of the year in which such date occurs. During that delayed payment period, the Participant's Account shall continue to be credited with interest pursuant to Section 4.2.
(b)    If the Participant is not a Specified Employee on the date of such Participant's Separation from Service, on the first regular pay date following the date of the Participant's Separation from Service or as soon as administratively practicable thereafter, but not later than the later of (i) the 15th day of the third month following Separation from Service or (ii) December 31 of the year in which Separation from Service occurs.

ARTICLE VI
DEATH BENEFITS
6.1    Amount of Benefits. The amount of the benefits payable from this Plan to a Beneficiary, if any, shall be the amount in the Participant's Account established for the purposes of this Plan. Such amount shall be paid to the Participant's Beneficiary in a lump sum on the first regular pay date of the calendar month after the Participant's death.
6.2    Notice. A Beneficiary who is entitled to benefits from this Plan shall receive a notice setting forth the amount of the benefits payable to him.
ARTICLE VII
FUNDING
7.1    Unfunded Plan. The Plan is, and shall continue to be, an unfunded plan. The Participating Companies shall not save, set aside or earmark any monies or other property for the purpose of paying benefits that may later become payable hereunder to a Participant or his surviving Spouse or Beneficiary.
7.2    Payment from General Assets. The benefits payable under the Plan shall be paid from the general assets of the Participating Companies when benefit payments are due and owing. Nothing contained in this Plan shall constitute a guarantee by the Participating Companies or by any other entity or person that the assets of the Participating Companies shall be sufficient to pay benefits hereunder.
7.3    Interest and Rights. No Participant or Beneficiary shall have any interest in the assets of the Participating Companies because he is entitled to receive benefits under this Plan. A Participant or Beneficiary shall have only the rights of a general unsecured creditor of the Participating Companies with respect to his benefits.
7.4    Change in Control. On a Change in Control the Company shall, as soon as practicable but in no event later than the effective date of the Change in Control, contribute to an irrevocable rabbi trust (the "Trust") such amount that is sufficient to fund the Trust for 100% of the accrued benefit liabilities under the Plan. Notwithstanding the foregoing, no assets shall be transferred to the Trust for any Participant who is an applicable covered employee (as defined in Code Section 409A(b)(3)(D)) during (a) any period during which the Celanese Americas Retirement Pension Plan, the Celanese Americas Pension Plan for Meredosia Union Employees or any successor plan is in at-risk status (as defined in Code Section 430(i)), (b) any period the Company or any Participating Company is a debtor in a case under Title 11 of the United States Code or similar federal or state law or (c) the 12-month period beginning on the date that is six months prior to the date of termination of the Celanese Americas Retirement Pension Plan, the Celanese Americas Pension Plan for Meredosia Union Employees or any successor plan where, as of the date of such termination, such plan is not sufficient for benefit liabilities (within the meaning of ERISA Section 4041. In addition, no assets shall be transferred to the Trust if such transfer would violate any of the restrictions under Code Section 409A(b).
ARTICLE VIII
ADMINISTRATION

8.1    Plan Administrator. The Benefits Committee shall be the administrator of the Plan and shall control and manage the operation of the Plan.
8.2    Duties and Powers of Benefits Committee.
(a)The Benefits Committee shall have all powers necessary to administer the Plan in accordance with its terms and applicable law and shall also have discretionary authority to determine eligibility for benefits and to construe the terms of the Plan. Any construction, interpretation or application of the Plan by the Benefits Committee shall be final, conclusive and binding on all persons.
(b)To the extent applicable, the Benefits Committee shall have the same specific duties and powers with respect to this Plan as it has with respect to the Qualified Savings Plan. Similarly, the Benefits Committee shall be subject to the same limits on its responsibilities with respect to this Plan as it is with respect to the Qualified Savings Plan.
8.3    Claims Procedure.
(a)    In the event that the Benefits Committee denies, in whole or in part, a claim for benefits by a Participant or his Beneficiary, the Benefits Committee shall furnish notice of the adverse determination to the claimant setting forth (1) the specific reasons for the adverse determination, (2) specific reference to the pertinent Plan provisions on which the adverse determination is based, (3) a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such information is necessary and (4) a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
(b)    The notice described in Subsection (a) shall be forwarded to the claimant within 90 days of the Benefits Committee's receipt of the claim. However, in special circumstances the Benefits Committee may extend the response period for up to an additional 90 days, in which event it shall notify the claimant in writing of the extension before the expiration of the initial 90-day period and shall specify the reasons for the extension.
(c)    Within 60 days of receipt of a notice of an adverse determination, a claimant or his duly authorized representative may petition the Benefits Committee in writing for a full and fair review of the adverse determination. The claimant or his duly authorized representative shall have the opportunity to review relevant documents and to submit issues and comments in writing to the Benefits Committee. The Benefits Committee shall review the adverse determination and shall communicate its decision and the reasons therefor to the claimant in writing within 60 days of receipt of the petition setting forth (1) the specific reasons for the adverse determination, (2) specific reference to the pertinent Plan provisions on which the adverse determination is based, (3) a statement that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant's claim for benefits and (4) a statement describing any voluntary appeal procedures offered by the Plan and claimant's right to obtain information regarding such procedures and a statement of the claimant's right to bring an action under

ERISA Section 502(a). However, in special circumstances the Benefits Committee may extend the response period for up to an additional 60 days, in which event it shall notify the claimant in writing prior to the commencement of the extension.
(d)    If for any reason the written notice of the adverse benefit determination described in Subsection (a) is not furnished within 90 days of the Benefits Committee's receipt of a claim for benefits, the claim shall be deemed to be denied. Likewise, if for any reason the written decision on review described in Subsection (c) is not furnished within the time prescribed, the claim shall be deemed to be denied on review.
ARTICLE IX
AMENDMENT AND TERMINATION
It is the intention of each Participating Company that this Plan shall be permanent. However, each Participating Company reserves the right to terminate its participation in this Plan at any time by action of its board of directors or other governing body. Furthermore, the Plan may be amended or terminated at any time by written action of the Managers. The Plan also may be amended by the Benefits Committee, provided such amendment either does not increase the cost to the Participating Companies by more than $250,000 annually, as determined by an enrolled actuary selected by the Benefits Committee, or is required as a result of any business acquisition or divestiture approved by the Managers.
Each amendment to the Plan shall be in writing and shall be binding on each Participating Company. No amendment shall have the effect of retroactively depriving Participants of benefits already accrued under the Plan.
Any amendment or termination of the Plan shall become effective as of the date designated by the Managers or, if appropriate, the Benefits Committee. In addition, following a Plan termination, Participants' Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(ix), the Managers may provide that on termination of the Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by the Managers deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. § 1.409A-3(j)(4)(ix).
Notwithstanding anything herein to the contrary, following the occurrence of a Change in Control, there shall be no modification to or revocation of the provisions of Section 7.4 without the written consent of the Managers serving immediately prior to the Change in Control, except for amendments necessary to comply with applicable law.
ARTICLE X
MISCELLANEOUS PROVISIONS
10.1    No Employment Rights. Neither the action of the Company in establishing the Plan, any provisions of the Plan nor any action taken by the Participating Companies or the Benefits Committee shall be construed as giving to any employee of a Participating Company the right to be retained in its employ or any right to payment except to the extent of the benefits to which he may become entitled under the Plan.
10.2    Loss of Eligibility and Benefits. Notwithstanding a Participant's satisfaction of the requirements for participation herein, such Participant may nevertheless be deemed to be ineligible to participate or to continue to participate in the Plan and be denied benefits hereunder if, on consideration of the facts and circumstances and any advice or recommendation of a Participating Company, the Managers find that such Participant has either before or after a Separation from Service (a) violated any Participating Company policies or the policies of any of its subsidiaries or affiliates, (b) directly or indirectly competed against a Participating Company or any of its subsidiaries or affiliates (where indirect competition could include, but not be limited to, the Participant's having worked for or with others who compete against the Participating Company or any of its subsidiaries or affiliates or do work that the Participating Company or any of its subsidiaries or affiliates may otherwise have had the opportunity to compete for), (c) committed a crime or other offense, (d) acted in a way considered adverse to a Participating Company or any of its subsidiaries or affiliates or (e) has taken an action or has omitted to act in such a way that is considered contrary to a Participating Company's interests or the interests of any of its subsidiaries or affiliates.
10.3    Governing Law. Except to the extent preempted by federal law, the Plan shall be construed in accordance with the laws of the State of Texas without regard to conflict of law rules, and all disputes and controversies arising out of, concerning or in any way relating to the Plan, including but not limited to eligibility, benefit claims, administration and the amendment or termination of all or any portion of the Plan, shall be subject to the exclusive venue and jurisdiction of the federal courts located in the Dallas Division of the Northern District of Texas.
10.4    Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provisions determined to be void.
10.5    Mailing Address. Benefit payments and notifications hereunder shall be deemed made when mailed to the last address furnished to the Benefits Committee.
10.6    Spendthrift Clause. No benefit payable at any time under this Plan and no interest or expectancy herein shall be anticipated, assigned or alienated by any Participant, surviving Spouse or Beneficiary or subject to attachment, garnishment, levy, execution or other legal or equitable process. Any attempt to alienate or assign a benefit hereunder, whether currently or hereafter payable, shall be void. No benefit shall in any manner be liable for or subject to the debts or liability of any Participant, surviving Spouse or Beneficiary. If any Participant, surviving Spouse or Beneficiary attempts to or does alienate or assign his benefit under the Plan or any part thereof or if by reason of his bankruptcy or other event happening at any time such benefit would devolve on anyone else or would not be enjoyed by him, the Benefits Committee may terminate payment of such benefit and hold or apply it for the benefit of the Participant, surviving Spouse or Beneficiary.
10.7    Incapacity. If the Benefits Committee deems any individual who is entitled to receive payments hereunder to be incapable of receiving or disbursing the same by reason of illness, infirmity or incapacity of any kind, such payments shall be applied directly for the comfort, support and maintenance of the individual or shall be paid to any responsible person caring for the individual who is determined by the Benefits Committee to be qualified to receive and disburse such payments for the individual's benefit. The receipt of such person shall be a complete acquittance for the payment of the benefit. Payments pursuant to this Section shall be complete discharge to the extent thereof of any and all liability of the Participating Companies and the Benefits Committee.
10.8    Tax Withholding. The Benefits Committee shall have the right to withhold from benefit payments any and all local, state and federal taxes that may be withheld in accordance with applicable law. In addition, a Participant's Participating Company shall withhold from the Participant's Base Salary the Participant's share of Federal Insurance Contributions Act (FICA) taxes and other employment taxes that are owed on Company Contributions credited to the Participant's Account. If necessary, a Participating Company may instruct the Benefits Committee to pay all or any portion of such FICA taxes (and income taxes that are required to be withheld on such FICA tax payment) from the Participant's Account in accordance with the requirements of Treas. Reg. § 1.409A-3(j)(4)(vi) and the Participant's Account Balance shall be reduced by such payment.
10.9    Distribution Delays. A payment under the Plan shall be made on the date specified in the Plan or as soon as administratively practicable thereafter. However, if for administrative or any other reasons there is a delay in the payment beyond the date specified in the Plan, the payment shall not be delayed beyond the last day permitted under Treas. Reg. § 1.409A-3(d) for treating a delayed payment as having been made on the applicable specified payment date.
10.10    Compliance with Code Section 409A. It is intended that this Plan comply with the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Code Section 409A shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without the consent of the affected Participants).
Notwithstanding anything herein to the contrary, in the event that all or any portion of a Participant's benefit under this Plan is includible in the Participant's income as a result of a failure to comply with the requirements of Code Section 409A, the Managers may direct the Plan to pay to the Participant during the Plan Year in which such failure is identified a lump sum payment from the Participant's Account equal to the amount that is required to be included in the Participant's income as a result of such failure. The Participant's Account Balance shall be reduced by the amount of such payment.

Executed this 31st day of December 2014.

CELANESE BENEFITS COMMITTEEE

By:	/s/ JAN DEAN

By:	/s/ JAMES COPPENS

By:	/s/ CHRISTOPHER W. JENSEN